Exhibit 99.1

Magnum Announces Cash Infusion of $382,000 from a Private Investor for Buffing Equipment

Magnum D'Or Resources, Inc. (OTC Bulletin Board: MDOR - News; Magnum) announces the company has signed a two year, non convertible promissory note, for the sole purpose of buying buffing equipment. This key accredited investor has decided to fund the company through an immediate cash infusion in order to accelerate the production of rubber buffing (mulch).

Chairman Joe Glusic stated, "We recently purchased 4 new high tech computerized buffing machines in order to aid production capacity for Magnum. We’re expecting to receive our first shipment of buffers in mid October 2008.”

The terms of the investment includes the option to purchase warrants over a two year term with a strike price of $1.00. The strike price reflects a 100% premium above the current share price. The warrants associated with this agreement reflect the same strike price as was introduced with the recently closed 1MM funding raised from accredited investors. I wanted to stress to our shareholders in these hard times and market conditions that we continue striving to create maximum shareholder value through our alliances and arrangements.

The company is expecting to update the market with more exciting events in the near term. Glusic stated, “We have a number of significant items on the table and are anxious in sharing them with the public markets in the near future.”

About Magnum:

Magnum currently holds open and unfilled contracts with NSS, LLC equating to over $130 Million USD over the next five years for the production of both rubber nuggets and rubber buffings. Magnum's proprietary "GREEN" technology provides a one of a kind solution to all of the challenges in eliminating Stockpiles of Scrap Tires and Global Waste through its turnkey recycling facilities.

Magnum, with its new proprietary technology and through licensing rights, owns a number of patents for the re-composition of rubber, the production of EPDM powders, and EPDM compounds that could potentially revolutionize the rubber recycling industry in North America and China.

Magnum's Magog Facility:

Magnum's 98,000+ sq ft mixed use building on approximately 10 acres of land is located at 2035 Rene-Patenaude Magog (Quebec), J1X 7J2 within the Technology Center of Magog.

About the upcoming Magnum "21st Century Business Solutions Series":

This series will be aired on CNBC, FOX, Hong Kong's Asia Television, and other Leading Networks. Magnum's North American television broadcast will air on CNBC and Fox Business Network to a combined audience of 114 million cable households.

http://tinyurl.com/3tpk5v

About the upcoming "Our Planet and Magnum's Television Series":

This show will be aired multiple times on Fox Business Network, CNN Headline News, Discovery Channel, CNN, MSNBC and Regional News Network, along with other networks.

http://tinyurl.com/3tzaf6

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The company is not required to update its forward-looking statements.

Contact:
Magnum D'Or Resources, Inc., Fort Lauderdale
Joseph Glusic, CEO, 305-420-6563
www.magnumresources.net
mdor@magnumresources.net